Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-218015, 333-197086, 333-174105, 333-151789, 333-150454 and 333-147274 on Form S-8 of our reports dated March 12, 2019, relating to the consolidated financial statements and financial statement schedules of American Public Education, Inc. and subsidiaries, and the effectiveness of American Public Education, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Public Education, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
McLean, Virginia
March 12, 2019